Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

Full Year and Fourth Quarter Results

Whippany, New Jersey, November 12, 2015 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced results for its full year and fourth quarter ended September 26, 2015.

Fiscal Year 2015 Results

Net income for fiscal 2015 was $84.4 million, or $1.39 per Common Unit, compared to $94.5 million, or $1.56 per Common Unit, in fiscal 2014.

Net income and EBITDA (as defined and reconciled below) for fiscal 2015 included: (i) a loss on debt extinguishment of $15.1 million; (ii) $11.5 million in expenses related to the integration of Inergy Propane; (iii) an $11.3 million charge related to the Partnership’s voluntary partial withdrawal from a multi-employer pension plan covering certain employees acquired in the Inergy Propane acquisition; and (iv) a pension settlement charge of $2.0 million. Net income and EBITDA for fiscal 2014 included: (i) a loss on debt extinguishment of $11.6 million; and (ii) $12.3 million in expenses related to the integration of Inergy Propane.

Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both years, Adjusted EBITDA (as defined and reconciled below) amounted to $334.0 million in fiscal 2015, compared to Adjusted EBITDA of $338.5 million in fiscal 2014.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “While fiscal 2015 got off to a slow start due to near record warm temperatures in the first quarter, our results for the remaining nine months benefited from colder average temperatures, lower commodity prices and our ongoing focus on cost savings and efficiencies.  As a result, we finished the year strong with three consecutive quarters of year-over-year growth in Adjusted EBITDA. We also accomplished our goals for the third and final year of integration of the Inergy Propane operations. As we enter fiscal 2016, all of our operations are working under a common operating philosophy, one common system platform, one brand and one culture.”

Mr. Stivala continued, “In addition to achieving our operational goals, we continued to strengthen our balance sheet with the successful refinancing of our 7 3/8% Senior Notes due 2020 with 5 3/4% Senior Notes due 2025.  Once again, we funded all working capital needs from cash on hand without the need to borrow under our revolving credit facility, and ended the year with more than $152.0 million of cash.”

Concluding his remarks, Mr. Stivala said, “With the integration of the Inergy Propane business effectively behind us, and with the strength of our balance sheet, we are well positioned to increase our focus on the next phase of strategic growth – both internal and external.”

Retail propane gallons sold in fiscal 2015 decreased 50.4 million gallons, or 9.5%, to 480.4 million gallons from 530.7 million gallons in fiscal 2014. Sales of fuel oil and other refined fuels decreased 7.2 million gallons, or 14.7%, to 41.9 million gallons from 49.1 million gallons in fiscal 2014.  According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for fiscal 2015 were 2% warmer than normal and 5% warmer than the prior year. The fiscal 2015 heating season started with unseasonably warm temperatures throughout much of the first quarter, inclusive of a December that was one of the warmest on record, followed by inconsistent temperatures across the Partnership’s eastern and mid-western service territories for the remainder of the heating season. The Partnership’s western service territories experienced sustained warmer than normal temperatures throughout the year with average temperatures that were 23% warmer than normal and 9% warmer than the prior year.

Revenues for fiscal 2015 of $1,417.0 million decreased $521.3 million, or 26.9%, compared to the prior year, primarily due to lower retail selling prices associated with lower wholesale costs and, to a lesser extent, lower volumes sold. Average posted propane prices

(basis Mont Belvieu, Texas) for fiscal 2015 were 52.7% lower than the prior year, and average posted prices for fuel oil were 35.5% lower than the prior year.

Cost of products sold for fiscal 2015 of $593.4 million decreased $487.4 million, or 45.1%, compared to $1,080.8 million in the prior year, primarily due to lower wholesale propane costs and, to a lesser extent, lower volumes sold. Cost of products sold for fiscal 2015 and fiscal 2014 included unrealized (non-cash) gains of $1.9 million and $0.3 million, respectively, attributable to the mark-to-market adjustment for derivative instruments used in risk management activities. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $512.5 million for fiscal 2015 were $18.4 million, or 3.5%, lower than fiscal 2014.  Excluding integration-related expenses for both periods, as well as the multi-employer pension plan withdrawal and pension settlement charges in fiscal 2015 discussed above, combined operating and general administrative expenses decreased 6.0% compared to the prior year.  The Partnership continued to realize operating efficiencies and synergies as a result of the integration of Inergy Propane, including lower headcount and lower vehicle count, and lower general insurance and bad debt expense.

Depreciation and amortization expense of $133.3 million for fiscal 2015 decreased $3.1 million, or 2.3%, primarily due to the acceleration of depreciation expense recorded in the prior year for assets taken out of service as a result of integration activities. Net interest expense of $77.6 million for fiscal 2015 decreased $5.6 million, or 6.8%, primarily due to savings from the refinancing of certain of the Partnership’s senior notes completed in the third quarter of fiscal 2014 and in the second quarter of fiscal 2015.

Fourth Quarter 2015 Results

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically reports a net loss for its fiscal fourth quarter. Net loss for the fourth quarter of fiscal 2015 was $67.1 million, or $1.11 per Common Unit, compared to a net loss of $54.7 million, or $0.90 per Common Unit, for the fourth quarter of fiscal 2014.

Net loss and EBITDA for the fourth quarter of fiscal 2015 included: (i) an $11.3 million charge related to the Partnership’s voluntary partial withdrawal from a multi-employer pension plan covering certain employees acquired in the Inergy Propane acquisition; (ii) $6.4 million in expenses related to the integration of Inergy Propane; and (iii) the pension settlement charge of $2.0 million. Net loss and EBITDA for the fourth quarter of fiscal 2014 included $3.2 million in expenses related to the integration of Inergy Propane.

Excluding these items and the effects of unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA for the fourth quarter of fiscal 2015 improved to $6.7 million, compared to $4.5 million for the fourth quarter of fiscal 2014.

Retail propane gallons sold in the fourth quarter of fiscal 2015 decreased 7.5 million gallons, or 9.9%, to 68.5 million gallons compared to 76.0 million gallons in the prior year fourth quarter. Sales of fuel oil and other refined fuels decreased 0.9 million gallons, to 4.5 million gallons during the fourth quarter of fiscal 2015.

As previously announced on October 22, 2015, the Partnership’s Board of Supervisors had declared a quarterly distribution of $0.8875 per Common Unit for the three months ended September 26, 2015. On an annualized basis, this distribution rate equates to $3.55 per Common Unit, an increase of 1.4% compared to the annualized rate at the end of the prior fiscal year.  The distribution was paid on November 10, 2015 to Common Unitholders of record as of November 3, 2015.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 700 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s most recent Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2014 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Twelve Months Ended September 26, 2015 and September 27, 2014

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Revenues
Propane	$142,455	$197,569	$1,176,980	$1,606,840
Fuel oil and refined fuels	11,096	19,796	127,495	194,684
Natural gas and electricity	10,756	12,782	66,865	87,093
All other	10,037	11,139	45,639	49,640
	174,344	241,286	1,416,979	1,938,257

Costs and expenses
Cost of products sold	57,594	121,544	593,380	1,080,750
Operating	116,501	105,354	444,251	466,389
General and administrative	13,510	13,488	68,296	64,593
Depreciation and amortization	34,706	35,298	133,294	136,399
	222,311	275,684	1,239,221	1,748,131

Operating (loss) income	(47,967)	(34,398)	177,758	190,126
Loss on debt extinguishment	-	-	15,072	11,589
Interest expense, net	18,991	20,166	77,634	83,261

(Loss) income before provision for income taxes	(66,958)	(54,564)	85,052	95,276
Provision for income taxes	179	156	700	767

Net (loss) income	$(67,137)	$(54,720)	$84,352	$94,509

Net (loss) income per Common Unit - basic	$(1.11)	$(0.90)	$1.39	$1.56
Weighted average number of Common Units outstanding - basic	60,706	60,495	60,650	60,481

Net (loss) income per Common Unit - diluted	$(1.11)	$(0.90)	$1.38	$1.56
Weighted average number of Common Units outstanding - diluted	60,706	60,495	60,907	60,751

Supplemental Information:
EBITDA (a)	$(13,261)	$900	$295,980	$314,936
Adjusted EBITDA (a)	$6,651	$4,502	$334,039	$338,502
Retail gallons sold:
Propane	68,515	76,040	480,372	530,743
Refined fuels	4,538	5,476	41,878	49,071
Capital expenditures:
Maintenance	$4,744	$5,185	$19,353	$18,158
Growth	$5,468	$3,224	$21,860	$11,894

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Net (loss) income	$(67,137)	$(54,720)	$84,352	$94,509
Add:
Provision for income taxes	179	156	700	767
Interest expense, net	18,991	20,166	77,634	83,261
Depreciation and amortization	34,706	35,298	133,294	136,399
EBITDA	(13,261)	900	295,980	314,936
Unrealized (non-cash) losses (gains) on changes in fair value of derivatives	180	402	(1,855)	(306)
Integration-related costs	6,432	3,200	11,542	12,283
Loss on debt extinguishment	-	-	15,072	11,589
Multi-employer pension plan withdrawal charge	11,300	-	11,300	-
Pension settlement charge	2,000	-	2,000	-
Adjusted EBITDA	$6,651	$4,502	$334,039	$338,502

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Annual Report on Form 10-K to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.